Exhibit 99.1

NEWS RELEASE

Visteon Agrees to Sell Yanfeng Joint Ventures to Partner HASCO and Will Gain Control of Majority of Yanfeng Visteon’s Automotive Electronics Business in Transactions Valued at $1.5 Billion

•	Board of directors increases authorization of remaining share repurchase program to $1 billion over next two years

•	Transactions align with Visteon’s focus on core businesses

•	Actions strengthen Visteon’s global cockpit electronics business through enhanced relationship with longtime partner HASCO

VAN BUREN TOWNSHIP, Mich., Aug. 13, 2013 – Visteon Corporation (NYSE:VC) today announced that it has entered into an agreement with Huayu Automotive Systems Co., Ltd. (HASCO) to sell its 50 percent stake in Chinese joint venture Yanfeng Visteon Automotive Trim Systems Co., Ltd. (YFV), as well as its direct interests in other related interiors joint ventures, to HASCO. Additionally, Visteon and HASCO agreed to modify their existing electronics ventures in China such that Visteon will obtain control of the majority of Yanfeng Visteon Automotive Electronics Co., Ltd. (YFVE).

The collective transactions are valued at approximately $1.5 billion, with Visteon receiving $1.2 billion for the portfolio of non-electronics operations. Visteon’s stake in YFVE will be valued at approximately $300 million. The transactions, which are subject to customary government and regulatory approvals, are expected to be completed in multiple stages and substantially completed by June 2015. Visteon expects to receive 90 percent of the proceeds at or near initial closing.

“These transactions support our focus on our core climate and electronics businesses and will bring significant benefits to Visteon, our customers and our shareholders,” said Timothy D. Leuliette, president and CEO of Visteon. “Selling the non-controlled YFV interiors business will generate significant cash that will allow us to return approximately $1.2 billion in value to our shareholders through our share repurchase program from November 2012 through December 2015.

“Furthermore, these transactions will strengthen our global electronics position by consolidating the majority of YFVE and its high-growth customer order book,” Leuliette said. “We have enjoyed a strong relationship with HASCO through our YFV joint venture, and are pleased to continue this relationship in strategic core products within the fast-growing vehicle cockpit electronics market.”

Visteon will receive cash payments of approximately $1.25 billion for the sale of its interests in YFV and other related interiors joint ventures, and will pay approximately $70 million to gain control of the majority of YFVE. Approximately $1.1 billion of the cash proceeds will be received at or around completion of the initial transactions, which is expected to occur before Dec. 31, 2013, subject to required approvals. The vast majority of the remainder of the cash proceeds will be received by June 2015.

Cash Transaction Proceeds	(Dollars in Millions)
Value of YFV 50% Stake	$928
Direct Stakes in Other Interiors JVs	96
Dividends from Other Interiors JVs	28

Gross Proceeds	$1,053

Cash Distribution*	198

Gross Proceeds w/ Distribution	$1,251

Payment to Gain YFVE Consolidation	(68)

Net Cash Proceeds	$1,183
* Actual distribution could vary between $184 million and $211 million due to the proration of certain distributions which depend on the closing date of the transaction.

In conjunction with the transaction, Visteon’s board of directors raised the authorization of Visteon’s remaining share repurchase program to $1 billion over the next two years, increasing by $875 million the existing repurchase program. Including repurchases since November 2012, this would increase Visteon’s total completed authorized share repurchases to $1.175 billion.

The transactions support Visteon’s concentration on its core growth businesses – Halla Visteon Climate Control Corp., of which Visteon owns 70 percent, and Visteon Electronics – both of which are industry leaders exhibiting higher-than-segment growth.

The YFV joint venture had 2012 revenue of approximately $7.2 billion USD. YFV was established in 1994 between Ford and Shanghai Automotive Industrial Company (SAIC). Ford transferred the equity to Visteon in 2000 when Visteon became an independent company. SAIC transferred the equity to HASCO as part of a public listing in 2009. YFVE was formed in 1994 as a joint venture of Ford and Shanghai Auto Instrumentation Co., and integrated into YFV in 2002.

Advising Visteon on the transaction were Rothschild Inc.; Skadden, Arps, Slate, Meagher & Flom LLP; and Goldman Sachs Co.

About Visteon

Visteon is a leading global automotive supplier delivering value for vehicle manufacturers and shareholders through a family of businesses including:

•	Halla Visteon Climate Control, majority-owned by Visteon and the world’s second-largest global supplier of automotive climate components and systems.

•	Visteon Electronics, a leading supplier of audio and infotainment, driver information, center stack electronics and feature control modules.

•	Visteon Interiors, a global provider of vehicle cockpit modules, instrument panels, consoles and door trim modules.

•

Yanfeng Visteon Automotive Trim Systems Co., Ltd., a successful non-consolidated China-based partnership between Visteon and Shanghai Automotive Industry Corporation’s automotive components group, Huayu Automotive Systems.

Through this family of enterprises, Visteon designs, engineers and manufactures innovative components and systems for virtually every vehicle manufacturer worldwide, and these businesses generated $13.8 billion in sales in 2012, including non-consolidated operations. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; Visteon has facilities in 29 countries and employs through its various businesses, including non-consolidated operations, approximately 55,000 people. Learn more at www.visteon.com.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (2) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (3) our ability to satisfy pension and other post-employment benefit obligations; (4) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (5) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (7) the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (8) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (9) those factors identified in our filings with the SEC. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. New business wins and re-wins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates.

Contact:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bob Krakowiak

734-710-5793

bkrakowi@visteon.com